THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PROMISSORY NOTE

$153,546.63 October 17, 2005

FOR VALUE RECEIVED, the undersigned, Western Goldfields, Inc., an Idaho corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Romarco Minerals, Inc., an Ontario corporation (the "Holder"), the principal sum of $153,546.63 (the "Principal"), together with interest accrued on the unpaid principal amount of this Note (the "Interest" and, together with the Principal, the "Aggregate Amount"), payable as provided herein.

ARTICLE I

TERMS OF PAYMENT

SECTION 1.01. Payment of Principal. The full principal amount of this Note shall be payable on December 31, 2006; provided, however, in the event the Agreement and Plan of Merger and Reorganization between the Borrower, the Holder and a subsidiary of the Holder, dated as of September 30, 2005 (the "Merger Agreement") is terminated for any reason, the Note shall be due and payable in whole within 30 days of the date of termination of the Merger Agreement (the "Maturity Date").

SECTION 1.02. Optional Prepayments. The Borrower may, on the last Business Day of any month, (a "Business Day"), prepay the then outstanding principal amount of this Note in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that the Borrower has provided not less than ten (10) Business Days' prior notice of its intention to make such prepayment. "Business Day" shall mean any day that commercial banking institutions are open for business in New York City, New York and Vancouver, British Columbia.

SECTION 1.03. Interest. (a) Interest shall accrue on the outstanding principal amount of this Note at a rate per annum equal to 12%, compounded monthly. Interest shall be payable on this Note on the date the principal amount of this Note is paid in full.

(b) Anything in this Note to the contrary notwithstanding, any overdue amount of principal, interest, fees or other amounts payable under this Note shall bear interest, payable on demand, at a rate equal to 12% per annum, compounded monthly.

SECTION 1.04. Payments and Computations. (a) The Borrower shall make each payment hereunder not later than at 11:00 A.M. (New York City time) on the day when due in United States dollars to the Holder in same day funds.

(b) All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 1.05. Reporting Requirements. So long as any principal amount of this Note shall remain unpaid, the Borrower shall, unless the Holder shall otherwise consent in writing, furnish to the Holder:

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Event of Default, as defined below, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth the details of such Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Litigation Notice. As soon as possible and in any event within two days after obtaining actual knowledge of any actual or threatened litigation, arbitration, investigation or proceeding which may exist at any time affecting this Note or the Security Documents (as defined below), a statement of the chief executive officer of the Borrower setting forth the details of such occurrence and the action that the Borrower has taken and proposes to take with respect thereto accompanied by a copy of all relevant documents, notices, pleadings, instruments or other written communications in respect thereof received by or accessible to the Borrower.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its subsidiaries as of the end of such fiscal quarter and consolidated statements of income and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the previous fiscal year, all in reasonable detail and duly certified by the chief financial officer of the Borrower.

(d) Year End Financials. As soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower and its subsidiaries as of the end of such fiscal year, including a consolidated balance sheet and consolidated statements of income and cash flows of the Borrower and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and duly certified by the chief financial officer of the Borrower.

SECTION 1.06. Covenants.

(a) The Borrower shall perform all covenants contained in the Merger Agreement.

(b) Neither the Borrower nor its subsidiaries shall make any expenditure in excess of $10,000 without the prior consent of the Holder.

(c) Neither the Borrower nor its subsidiaries shall incur any indebtedness, other than pursuant to the Letter Agreement (as defined below), without the written consent of the Holder and shall not incur any other liability in excess of $10,000 without the written consent of the Holder.

(d) Neither the Borrower nor its subsidiaries shall grant or permit to exist any security interest in the Collateral other than as contemplated by the Security Documents (as defined below) and the Inter-Creditor Agreement (as defined below).

(e) Each of the Borrower's subsidiaries shall fully and unconditionally guarantee (the "Guarantee") on a joint and several basis the obligations of the Borrower to make principal and interest payments under the Note. If the Borrower shall acquire or create another subsidiary, then the newly acquired or created subsidiary shall become a Guarantor and execute a Guarantee. The Holder hereby acknowledges the limitation on the obligations under each Guarantee pursuant to the second paragraph of such Guarantee.

(f) Any proceeds from any future asset sale or equity offering by the Borrower or its subsidiaries will be used to prepay the Aggregate Amount in whole or in part.

SECTION 1.07. Security. As general and continuing collateral security for the due repayment and satisfaction of all present and future indebtedness, liabilities and obligations of any kind whatsoever, under, in connection with or relating to this Note, including without limitation any ultimate unpaid balance thereof, and to secure the due performance of all of the other present and future obligations of the Borrower to the Holder, the Borrower and its subsidiaries will execute the security documents securing the Borrower's obligations under this Note for the benefit of the Holder (the "Security Documents"), which shall give the Holder a security interest in all of the Borrower's current and future personal property assets and real property assets (the "Collateral"). The Security Documents will be subject to an Inter-Creditor Agreement (the "Inter-Creditor Agreement"), among the Borrower, the Holder, RMB International (Dublin) Limited and RMB Resources Limited (collectively, "RMB"), which shall acknowledge RMB's priority interest in the Collateral.

(b) The Borrower (i) agrees to perform the obligations required to be performed by it as set forth in the Security Documents and to cause its subsidiaries to perform the obligations required to be performed by each of them as set forth in the Security Documents and (ii) shall not, and shall not permit any of its subsidiaries to, take or omit to take any action with respect to the Collateral that might or would have the result of materially impairing the security interests in the Collateral in favor of the Holder.

(c) The Borrower will cause, at its own expense, this Note, the Security Documents, and all amendments or supplements thereto, to be registered, recorded and filed and/or re-recorded and/or re-filed and/or renewed in such manner and in such place or places, if any, as may be required by law in order fully to preserve and protect the security interests of the Security Documents and all parts of the Collateral and to effectuate and preserve the Collateral and all rights of the Holder.

(d) The Holder may take all actions it deems necessary or appropriate in order to collect and receive any and all amounts payable in respect of the obligations of the Borrower hereunder and secured by the Security Documents. Such actions shall include, but not be limited to, instructing or otherwise directing any person in possession of any Collateral in connection with enforcing or effecting any term or provision of the Security Documents. The Holder shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Note, the Security Documents and such suits and proceedings as the Holder may deem expedient to preserve or protect its interests in the Collateral and in the principal, interest, issues, profits, rents, revenues and other income arising therefrom, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would impair the security hereunder or under any Security Documents or be prejudicial to the interests of the Holder and the Holder shall have power to appoint a receiver or receiver manager in accordance with the Security Documents.

SECTION 1.08. Conversion.

The Aggregate Amount outstanding, in whole or in part, at any time and from time to time shall be convertible, at the sole option of the Holder, into fully paid, non-assessable shares of Borrower common stock (the "Common Stock") at a price of $0.26 per share of Common Stock (the "Conversion Price"). The Conversion Price shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date of the Merger Agreement.

SECTION 1.09. Events of Default. If any of the following events shall occur and be continuing (in each case, an "Event of Default"):

(a) The Borrower shall fail to pay any principal of, or interest on, this Note on the date due; or

(b) If for any reason the Security Documents shall cease to be in full force and effect, or any security interest intended to be created thereby ceases to be or is not a valid, perfected security interest having the ranking or priority intended thereby; or

(c) The Borrower shall fail to timely provide the Holder with any report required by Section 1.05 and such failure shall not be remedied within 5 Business Days after the Borrower shall have received notice (either oral or written) from the Holder of such failure; or

(d) The Borrower or any of its subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any debt or obligation thereof that is outstanding in a principal or notional amount of at least $25,000 (or the currency equivalent thereof) either individually or in the aggregate (but excluding debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt or obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such debt or obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and the maturity of such debt or obligation has been accelerated or otherwise to cause, or to permit the holder thereof to cause, such debt or obligation to mature; or any such debt or obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt or obligation shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its subsidiaries shall generally not pay their debts as such debts become due, or shall admit in writing their inability to pay their debts generally; or an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under any applicable bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of either the Borrower or any of its subsidiaries; and such proceeding or petition shall continue undismissed or unstayed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(f) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under any applicable bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(g) Monetary judgments or orders for the payment of money in excess of an aggregate of $25,000 (or the currency equivalent thereof) shall be rendered against the Borrower or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any provision of this Note shall for any reason cease to be valid and binding on or enforceable against the Borrower or a Guarantor, or the Borrower or a Guarantor shall deny any further obligation or liability under this Note or the Guarantee; or

(i) It is or will become unlawful for the Borrower or a Guarantor to fulfill or comply with any obligation under this Note or its Guarantee, as applicable; or

(j) Failure by the Borrower for 10 days after written notice by the Holder to comply with any of the other agreements in this Note; or

(k) Breach by the Borrower of any representation or covenant contained in the Merger Agreement.

then, and in any such event, the Holder may, by notice to the Borrower, declare this Note, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Amendments, Etc. No amendment or waiver of any provision of this Note, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 2.02. Expenses. The Borrower hereby agrees upon demand to pay to the Holder the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel, which the Holder may incur in connection with the exercise or enforcement of any of the rights of the Holder hereunder.

SECTION 2.03. Waivers; Remedies. (a) No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise

thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b) The Borrower hereby waives presentment for payment, demand, notice of dishonor and protest of this Note.

SECTION 2.04. Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by any successor in interest to the Holder. The Holder may assign any of its rights or obligations under this Note without the consent of the Borrower.

SECTION 2.05. Letter Agreement. Note Controls. This Note has been issued pursuant to a Letter Agreement for Interim Financing, dated as of October 12, 2005 (the "Letter Agreement"), between the Borrower and the Holder. The terms of the Letter Agreement shall be incorporated by reference herein and shall be binding on the Holder; provided, however, if the Letter Agreement conflicts with this Notes, this Note shall control.

SECTION 2.06. Severability. In case any provision or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 2.07. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

WESTERN GOLDFIELDS, INC.

By: ______________________________

Name: Douglas Newby

Title: Executive Vice President